EXHIBIT 21



                 SUBSIDIARIES OF SHEFFIELD PHARMACEUTICALS, INC.



1.    Ion Pharmaceuticals, Inc., a Delaware corporation.

2.    CP Pharmaceuticals, Inc., a Delaware corporation.

3.    Systemic Pulmonary Delivery, Ltd., a Bermuda corporation.